PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255
Panera Bread Reports 61% Increase in Second Quarter Net Income

HIGHLIGHTS
-	Second quarter net income increased 61% to $10.4 million
-	Second quarter earnings per diluted share increased 57% to $0.33
-	Second quarter revenues increased 33% to $140.2 million
-	System-wide comparable bakery-cafe sales increased 9.3% in the second quarter
-	24 bakery-cafes opened in second quarter bringing system-wide bakery-cafes open to 795
-	2005 full year diluted earnings per share target range narrowed to $1.57 to $1.59
St. Louis, MO, August 9, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 57% to $0.33 for the twelve weeks ended July 12, 2005 compared to $0.21 per diluted share for the twelve weeks ended July 10, 2004. Net income for the twelve weeks ended July 12, 2005 increased 61% to $10,429,000 compared to $6,475,000 for the same period in the prior year.
For the twenty-eight weeks ended July 12, 2005, earnings per diluted share increased 48% to $0.77 compared to $0.52 for the twenty-eight weeks ended July 10, 2004. Net income for the twenty-eight weeks ended July 12, 2005 increased 52% to $24,352,000 compared to $15,969,000 for the twenty-eight weeks ended July 10, 2004.
The following table sets forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	12 Weeks Ended	12 Weeks Ended	Percentage
	July 12, 2005	July 10, 2004	Increase
Total revenue	$140,172	$105,321	33%
Net income	$10,429	$6,475	61%
Diluted earnings per share	$0.33	$0.21	57%
Shares used in diluted EPS calculation	31,689	30,771

	28 Weeks Ended	28 Weeks Ended	Percentage
	July 12, 2005	July 10, 2004	Increase
Total revenue	$318,320	$235,221	35%
Net income	$24,352	$15,969	52%
Diluted earnings per share	$0.77	$0.52	48%
Shares used in diluted EPS calculation	31,531	30,727

As of July 12, 2005, there were 795 Panera Bread bakery-cafes open. During the twelve weeks ended July 12, 2005, 24 bakery-cafes were opened and 2 were closed. The breakdown of bakery-cafes by Company-owned and franchised is as follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of April 20, 2005	243	530	773
Bakery-cafes opened	13	11	24
Bakery-cafes closed	1	1	2

Bakery-cafes as of July 12, 2005	255	540	795
Second Quarter Business Review
All of the Company’s key metrics showed strength in the second quarter. System-wide comparable bakery-cafe sales increased 9.3% (7.9% company and 9.9% franchise) resulting in second quarter average weekly sales increasing 7.5% to $37,754. Operating weeks in the second quarter totaled 9,382. During the quarter, the Company opened 24 bakery-cafes (13 company and 11 franchise).
The 131 new bakery-cafes opened system-wide since the end of the 2004 second quarter and robust comparable bakery-cafe sales resulted in revenue growth of 33% in the second quarter. The strong comparable bakery-cafe sales were fueled in part by the Company’s roll out of antibiotic-free, all natural chicken and Via Panera. While the success of the chicken has driven comparable bakery-cafe sales, it has also resulted in increased food costs, as the Company priced menu items which contain the chicken to preserve penny profit rather than to maintain its historic margin percentage. Despite this margin pressure, the strength of the Company’s key metrics produced record earnings for the second quarter, with net income increasing 61% to $10.4 million and earnings per diluted share increasing 57% to $0.33 per share.
Full Year Business Outlook
The Company now expects fiscal 2005 full year earnings per diluted share of $1.57 to $1.59, an increase of 26% to 27% from 2004 results. The target assumes full year system-wide comparable sales growth at 6.2% to 7.8%, a level somewhat higher than previous targets. The Company has raised its system-wide average weekly sales target for full year 2005 to be in the range of $37,300 to $38,300 and has narrowed its targeted operating weeks to be in the range of 41,300 to 41,400. Although the Company continues to expect bakery-cafe openings in 2005 to range between 150 to 160 (70 company and 80-90 franchise), the Company is experiencing some delays in its scheduled openings that will result in fewer third quarter openings and an increase in the expected number of fourth quarter openings.
Third and Fourth Quarters
The Company is currently targeting third and fourth quarter earnings per diluted share of $0.34 to $0.35 and $0.46 to $0.47, respectively which represents a shift of approximately $0.01 between the third and fourth quarters as a result of the aforementioned shift in bakery-cafe openings. These targets assume system-wide comparable bakery-cafe sales increases of 6.5% to 8.0% in the third quarter and 2.5% to 4.0% in the fourth quarter. The Company now expects system-wide comparable bakery-cafe sales growth for the four weeks ending August 9, 2005 will be 8.3% to 8.8%. The Company is targeting third quarter system-wide average weekly sales of $37,100 to $38,100 and expects operating weeks in the range of 9,700 to 9,750. Bakery-cafe openings in the third quarter are targeted at 28 (9 company and 19 franchise). Bakery-cafe openings in the fourth quarter are therefore expected to be significantly higher, and to occur later in the fourth quarter in 2005, compared to 2004, resulting in increased costs in the fourth quarter. The shift in store openings will pressure operating margins due to the impact of opening inefficiencies (costs), as company bakery-cafe openings are now expected to be 31 in the fourth quarter of 2005 compared to 15 in the fourth quarter of 2004. As previously stated, the Company also expects to have one-time market research expenses of approximately $2.0 million in the fourth quarter of 2005.

Ron Shaich, chairman and chief executive officer commented, “We are pleased with our performance in the second quarter and first half of 2005. These record results were driven by our ongoing roll-out of the Panera concept and by the very strong comparable bakery-cafe sales growth we have experienced. We expect our second half results will show continued strength in development and higher than originally targeted system-wide comparable sales growth. However the shift in sales mix from the greater than anticipated success of the antibiotic-free, all natural chicken products and continued higher than expected fuel costs will continue to pressure our food and paper costs. Additionally, delays we are experiencing in our development schedule will shift certain costs between the third and fourth quarters and result in fewer operating weeks. Despite these changes, we expect to achieve our targeted earnings per diluted share range for the year, which we have today narrowed to $1.57 to $1.59, an increase of 26% to 27% compared to 2004 results.”
The Company will discuss second quarter 2005 results in a conference call that will be broadcast on the internet at 8:30 A.M. Eastern Time on Wednesday, August 10, 2005. To access the call or view a copy of this release (when issued), go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.
Included in this release are franchisee or system-wide comparable bakery-cafe sales increases and average weekly sales. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. Additional information is available on the Company’s website, www.panerabread.com.
Matters discussed in this news release, including any discussion or impact, expressed or implied, on the Company’s anticipated growth in earnings, comparable bakery-cafe sales, average weekly sales, operating weeks , and bakery-cafe openings on operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, “preliminary” and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; greater than anticipated delays in bakery-cafe openings and other variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes and new markets ; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; changes in consumer nutritional habits; consumer reaction to pricing or menu ingredient changes; changes in costs of new bakery-cafe openings; the actual cost of market research and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the twelve weeks ended		For the twenty-eight weeks ended
	July 12, 2005	July 10, 2004	July 12, 2005	July 10, 2004
Revenues:
Bakery-cafe sales	$109,112	$79,311	$245,906	$176,413
Franchise royalties and fees	12,109	9,946	27,526	22,237
Fresh dough sales to franchisees	18,951	16,064	44,888	36,571

Total revenue	140,172	105,321	318,320	235,221
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	32,157	22,755	69,571	49,981
Labor	33,273	24,532	75,521	55,067
Occupancy	8,272	5,910	18,964	13,026
Other operating expenses	15,523	12,292	34,929	26,426

Total bakery-cafe expenses	89,225	65,489	198,985	144,500
Fresh dough cost of sales to franchisees	16,179	14,686	39,391	33,396
Depreciation and amortization	7,401	5,600	16,534	12,629
General and administrative expenses	10,557	8,245	23,796	17,450
Pre-opening expenses	535	779	1,397	1,406

Total costs and expenses	123,897	94,799	280,103	209,381

Operating profit	16,275	10,522	38,217	25,840
Interest expense	16	1	28	15
Other (income) expense, net	(165)	324	(161)	675

Income before income taxes	16,424	10,197	38,350	25,150
Income taxes	5,995	3,722	13,998	9,181

Net income	$10,429	$6,475	$24,352	$15,969

Net income per share:
Basic	$0.34	$0.21	$0.79	$0.53

Diluted	$0.33	$0.21	$0.77	$0.52

Weighted average shares used in computation:
Basic	30,871	30,174	30,726	30,135

Diluted	31,689	30,771	31,531	30,727

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the twelve weeks ended		For the twenty-eight weeks ended
	July 12, 2005	July 10, 2004	July 12, 2005	July 10, 2004
Revenues:
Bakery-cafe sales	77.9%	75.3%	77.3%	75.0%
Franchise royalties and fees	8.6	9.4	8.6	9.5
Fresh dough sales to franchisees	13.5	15.3	14.1	15.5

Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.5%	28.7%	28.3%	28.3%
Labor	30.5	30.9	30.7	31.2
Occupancy	7.6	7.5	7.7	7.4
Other operating expenses	14.2	15.5	14.2	15.0

Total bakery-cafe expenses	81.8	82.6	80.9	81.9
Fresh dough cost of sales to franchisees (2)	85.4	91.4	87.8	91.3
Depreciation and amortization	5.3	5.3	5.2	5.4
General and administrative expenses	7.5	7.8	7.5	7.4
Pre-opening expenses	0.4	0.7	0.4	0.6

Total costs and expenses	88.4	90.0	88.0	89.0

Operating profit	11.6	10.0	12.0	11.0
Interest expense	—	—	—	—
Other (income) expense, net	(0.1)	0.3	(0.1)	0.3

Income before income taxes	11.7	9.7	12.0	10.7
Income taxes	4.3	3.5	4.4	3.9

Net income	7.4%	6.1%	7.7%	6.8%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.